EXHIBIT 5.1

                                   May 31, 2000

TRIMBLE NAVIGATION LIMITED
645 North Mary Avenue
Sunnyvale, California 94088

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 31, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of your Common Stock reserved for issuance under the 1988 Employee Stock Purchase Plan and of 925,000 shares of your Common Stock reserved for issuance under the 1993 Stock Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale, and payment of consideration for the shares to be issued under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the shares will be legally and validly issued, fully paid, and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation


                                          By:/s/ John B. Goodrich
                                             -------------------------------
                                                 John B. Goodrich